Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-183639 on Form F-3 of our report dated April 16, 2012, relating to the financial statements of Nordic American Tankers Limited and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 20-F of Nordic American Tankers Limited for the year ended December 31, 2011, and the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte AS

Oslo, Norway

March 17, 2013